Exhibit 23.3

March 8, 2021

Boards of Directors
NorthEast Community Bancorp, MHC
NorthEast Community Bancorp, Inc.
NorthEast Community Bank
325 Hamilton Avenue

White Plains, New York 10601

Members of the Boards of Directors:

We hereby consent to the use of our firm’s name in the Application for Conversion on Form FR MM-AC, and any amendments thereto, to be filed with the Federal Reserve Board, and in the Registration Statement on Form S-1, and any amendments thereto, to be filed with the Securities and Exchange Commission. We also hereby consent to the inclusion of, summary of and references to our Valuation Appraisal Report and any Valuation Appraisal Report Updates in such filings including the prospectus and proxy statement/prospectus of NorthEast Community Bancorp, Inc. We also consent to the reference to our firm under the heading “Experts” in the prospectus and proxy statement/prospectus.

Sincerely,
RP® FINANCIAL, LC.

Washington Headquarters 1311-A Dolley Madison Boulevard Suite 2A McLean, VA 22101 www.rpfinancial.com	Telephone: (703) 528-1700 Fax No.: (703) 528-1788 Toll-Free No.: (866) 723-0594 E-Mail: mail@rpfinancial.com